SCHEDULE A

LIST OF FUNDS

Name of Series

Amplify Online Retail ETF

Amplify YieldShares CWP Dividend & Option Income ETF

Amplify YieldShares Senior Loan and Income ETF

Amplify Transformational Data Sharing ETF

Amplify Advanced Battery Metals and Materials ETF

Amplify EASI Tactical Growth ETF